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                           [Western Atlas Letterhead]
                                                                   July   , 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Western Atlas Inc. to be held on August 10, 1998, at 9:00 a.m., Houston time, at the offices of Western Atlas located at 10205 Westheimer Road, 4th Floor Auditorium, Houston, Texas.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger between Western Atlas and Baker Hughes Incorporated. Under the Merger Agreement, a subsidiary of Baker Hughes will be merged with Western Atlas, with Western Atlas surviving as a wholly owned subsidiary of Baker Hughes. As a result of the merger, each outstanding share of Western Atlas common stock will be converted into shares of Baker Hughes common stock as described in the accompanying Joint Proxy Statement/Prospectus based on the average closing price of Baker Hughes common stock during a specified period prior to the closing date of the merger (the "Exchange Ratio"). If the merger had occurred on July 1, 1998, the Exchange Ratio would have been 2.5816. Based on this Exchange Ratio, former stockholders of Western Atlas would own approximately 45% of the outstanding shares of Baker Hughes common stock after the closing of the merger.

     In connection with the merger, Alton J. Brann, John R. Russell, Joseph T. Casey and Claire W. Gargalli, who are currently directors of Western Atlas, will become directors of Baker Hughes as of the effective date of the merger.

     The Board of Directors of Western Atlas has carefully reviewed and considered the terms and conditions of the proposed merger. The Board of Directors has received a written opinion dated May 10, 1998 of Credit Suisse First Boston Corporation, financial advisor to Western Atlas in connection with the merger, as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of Western Atlas common stock. A copy of this opinion is attached as Appendix C to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

     Under Delaware law, the affirmative vote of the holders of at least a majority of the outstanding shares of Western Atlas common stock entitled to vote on the matter is required to approve and adopt the Merger Agreement and the merger. Western Atlas' stockholders will not be entitled to any appraisal or dissenters' rights in connection with the merger.

     FOR THE REASONS DETAILED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, THE BOARD OF DIRECTORS OF WESTERN ATLAS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, WESTERN ATLAS' STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     We urge you to review and consider the accompanying Joint Proxy Statement/Prospectus carefully, which contains a detailed description of the Merger Agreement, the merger and related matters.

     If the Merger Agreement is approved and adopted and the merger is consummated, you will be sent instructions regarding the surrender of your certificates representing shares of Western Atlas common stock. Please do not send any stock certificates at this time.

     Whether or not you plan to attend the Special Meeting personally, please complete, sign and date the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may revoke your proxy any time prior to its exercise, and you may attend the Special Meeting and vote in person, even if you have previously returned your proxy.

Sincerely,

ALTON J. BRANN
Chairman of the Board                       JOHN R. RUSSELL
                                            President and Chief Executive
                                            Officer
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                               WESTERN ATLAS INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 10, 1998

To the Stockholders of Western Atlas Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Western Atlas Inc., a Delaware corporation ("Western Atlas"), will be held on August 10, 1998, at 9:00 a.m., Houston time, at the offices of Western Atlas located at 10205 Westheimer Road, 4th Floor Auditorium, Houston, Texas to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 10, 1998, among Baker Hughes Incorporated ("Baker Hughes"), Baker Hughes Delaware I, Inc., a wholly owned subsidiary of Baker Hughes ("Merger Sub"), and Western Atlas, and the merger of Merger Sub with and into Western Atlas, with Western Atlas surviving as a direct, wholly owned subsidiary of Baker Hughes (the "Merger").

     As a result of the Merger, each share of common stock, par value $1.00 per share, of Western Atlas issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive a number of shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of Baker Hughes based on the average of the per share closing prices of Baker Hughes common stock as reported on the New York Stock Exchange, Inc. for the 20 consecutive trading days ending on the fifth trading day prior to the closing date of the Merger (the "Baker Hughes Share Price"), as described in the accompanying Joint Proxy Statement/Prospectus.

     The Exchange Ratio will be 2.4 if the Baker Hughes Share Price is greater than or equal to $38.25 and less than or equal to $42.75. If the Baker Hughes Share Price is greater than or equal to $35.00 and less than $38.25, the Exchange Ratio adjusts to maintain the value (based on the Baker Hughes Share Price) of the Baker Hughes common stock issued for each share of Western Atlas common stock at $91.80. Similarly, if the Baker Hughes Share Price is greater than $42.75 and less than or equal to $44.75, the Exchange Ratio adjusts to maintain the value of the Baker Hughes common stock issued for each share of Western Atlas common stock at $102.60. If the Baker Hughes Share Price exceeds $44.75, the Exchange Ratio is fixed at 2.293. If the Baker Hughes Share Price is below $35.00, the Exchange Ratio is fixed at 2.623, and Western Atlas has the option to terminate the Merger Agreement unless Baker Hughes then elects to issue additional shares of Baker Hughes common stock to maintain the value of the Baker Hughes common stock issued for each share of Western Atlas common stock at $91.80. If the Merger had occurred on July 1, 1998, the Baker Hughes Share Price would have been $35.5594 and the Exchange Ratio accordingly would have been 2.5816.

     In connection with the Merger, Alton J. Brann, John R. Russell, Joseph T. Casey and Claire W. Gargalli, who are currently directors of Western Atlas, will become directors of Baker Hughes as of the effective time of the Merger.

     Only stockholders of record at the close of business on June 17, 1998 are entitled to notice of, and to vote at, the Special Meeting or any reconvened meeting after any adjournment or postponement thereof. A complete list of such stockholders will be open for examination by any stockholder for any purpose germane to the Special Meeting at the offices of Western Atlas at 10205 Westheimer Road, Houston, Texas for a period of at least ten days prior to the Special Meeting.

     A Joint Proxy Statement/Prospectus containing a detailed description of the matters to be considered at the Special Meeting accompanies this notice.

     You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting personally, please complete, sign and date the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may revoke your proxy any time prior to its exercise, and you may attend the Special Meeting and vote in person, even if you have previously returned your proxy. You may also exercise your proxy by telephone by following the instructions on the enclosed proxy card. The deadline for voting by telephone is 7:00 p.m., Houston time, on August 9, 1998, the day before the Special Meeting, or such later date that is the day before any reconvened meeting after any adjournment or
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postponement thereof. If you vote by telephone, you still may vote in person or by returning a signed and later-dated proxy, and you may revoke your proxy at any time prior to its exercise.

                                            By Order of the Board of Directors,

                                            LOURDES T. HERNANDEZ
                                            Vice President and Secretary

Houston, Texas
July   , 1998

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